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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of DSW Inc. on Form S-1 of our report dated March 8, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the Company's change in its method of accounting for goodwill and other intangible assets effective February 3, 2002) related to the financial statements and supplemental schedule of DSW Inc. as of January 31, 2004 and February 1, 2003 and for each of the three years ended January 31, 2004, February 1, 2003 and February 2, 2002, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.


Deloitte & Touche LLP

Columbus, Ohio
March 8, 2005